Exhibit 99

Contact Info:         Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. announces 2009 Net Income Increase of 43%, deposit growth of 28%, and loan growth of 14%.

LOWELL, Mass (January 26, 2010) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $7.9 million, or $0.96 per diluted share, for the year ended December 31, 2009, compared to $5.5 million, or $0.69 per diluted share, for the year ended December 31, 2008, increases of $2.4 million and $0.27 per diluted share, respectively.  Net income for the three months ended December 31, 2009 amounted to $2.8 million, or $0.32 per diluted share, compared to $29 thousand, or $0.004 per diluted share, for the comparable 2008 period, increases of $2.8 million and $0.32 per diluted share, respectively.

Deposits, excluding brokered deposits, totaled $1.12 billion at December 31, 2009, an increase of $244.5 million, or 28%, since December 31, 2008. Loans outstanding totaled $1.08 billion at December 31, 2009, an increase of $134.2 million, or 14%, since December 31, 2008.

On January 19, 2010, the Board of Directors declared a quarterly dividend of $0.10 per share to be paid on March 1, 2010, to shareholders of record as of February 8, 2010.  The quarterly dividend represents a 5.3% increase over the 2009 dividend rate.

Chief Executive Officer Jack Clancy commented, “We are very pleased with Enterprise’s performance in 2009. The 43% increase in net income in 2009 was achieved in spite of increased FDIC insurance premiums impacting all banks, and ongoing expenditures to seize current market opportunities while positioning Enterprise for long-term growth. Enterprise is successfully growing deposits and loans, as indicated by our 2009 growth rates of 28% and 14%, respectively, while we continue to expand our branch network and invest in our infrastructure and in our employees.    Construction on our permanent Derry location is well underway and we expect the new branch to be open in late spring 2010. We were very gratified by the support of our shareholders and new community investors through our successful fully-subscribed stock offering in the fourth quarter of 2009.  The offering added $8.8 million in new capital to the Bank, further increasing our flexibility to grow and serve our customers in the local marketplace.”

Founder and Chairman of the Board George Duncan stated, “We believe that the need and desire of local businesses, professionals, non profits and individuals to do business with a stable, local community bank, like Enterprise, is stronger than ever.  We anticipate that the current banking environment will continue to provide abundant opportunities for Enterprise to acquire new customers, increase market share and expand geographically over the coming years. Throughout our twenty-one year history, through numerous economic cycles, our partnership with the community has been the key ingredient to our success as demonstrated by our 81 consecutive profitable quarters.”

Results of Operations

The increase in net income for the year ended December 31, 2009, when compared to the same period in 2008, was primarily due to an increase in net interest income and non-interest income, partially offset by increases in FDIC insurance premiums and other non-interest expenses, as well as an increase in the provision for loan loss.

For the year ended December 31, 2009, net interest income amounted to $48.4 million, compared to $42.2 million for 2008 an increase of $6.3 million, or 15%.  Net interest income for the quarter ended December 31, 2009 amounted to $13.1 million, compared to $11.2 million in the December 2008 quarter, an increase of $1.9 million, or 17%. The increases in net interest income over the comparable prior-year periods were due primarily to strong loan growth. Average loan balances increased $135.9 million and $142.5 million for the year-over-year and quarter-over-quarter periods, respectively.

Net interest margin was 4.28% for the year ended December 31, 2009, compared to 4.23% for 2008.  Quarterly net interest margin was 4.42% for the three months ended December 31, 2009, compared to 4.32% and 4.24% for the quarters ended September 30, 2009 and December 31, 2008, respectively.

The provision for loan losses for the year ended December 31, 2009 amounted to $4.8 million compared to $2.5 million in 2008. The increase over the prior year was due primarily to increases in net charge-offs and the level of non-performing loans, as well as loan growth. For the year ended December 31, 2009, the Company recorded net charge-offs of $1.9 million, compared to net charge-offs of $781 thousand for the year ended December 31, 2008.  Net charge-offs for the year amounted to 0.19% of average total loans, and non-performing assets to total assets were 1.66% at December 31, 2009.  The level of charge-offs and non-performing assets for 2009, which reflect more normalized levels compared to the historic lows of recent years, are a function of the current economic environment and remain favorable compared to peer levels. Total loans increased $134.2 million, or 14%, since December 31, 2008. The allowance for loan losses to total loans ratio was 1.68% at December 31, 2009, compared to 1.61% at December 31, 2008.

Non-interest income for the year ended December 31, 2009, amounted to $10.3 million compared to $6.1 million in the prior year.  This increase primarily resulted from the other than temporary impairment charge which decreased $2.9 million in 2009 compared to 2008, and net gains on sales of investment securities which increased $1.2 million in the twelve months of 2009 compared to 2008.  Excluding these investment items, non-interest income for the year ended December 31, 2009 increased $94 thousand compared to the prior year. This increase was due to gains realized on the sales of loans, which increased $479 thousand, due to the increase in volume of residential loan production, partially offset by a decrease in investment advisory income of $356 thousand, which was due to the decline in the value of assets under management resulting primarily from investment market conditions.

Non-interest expense for the year ended December 31, 2009, amounted to $42.7 million, an increase of 13%, compared to $37.9 million for the year ended December 31, 2008. The increase in non-interest expense was related primarily to strategic growth including new branches opened, and increases in FDIC deposit insurance assessments. Strategic growth initiatives resulted in increases in the areas of compensation-related costs, occupancy and equipment, technology and telecommunications, and other expenses.  For the year ended December 31, 2009, deposit insurance premiums increased $1.4 million compared to the same period in 2008, due to changes, which applied to all insured banks, in the FDIC insurance assessment rates and a special June 30, 2009 assessment intended to replenish the FDIC’s deposit insurance reserves.

Key Financial Highlights

•                  Total assets amounted to $1.30 billion at December 31, 2009, as compared to $1.18 billion at December 31, 2008, an increase of 10%.

•                  Total loans increased $134.2 million, or 14%, since December 31, 2008, and $23.9 million, or 2%, since September 30, 2009, amounting to $1.08 billion at December 31, 2009.

•                  Total deposits, excluding brokered deposits, were $1.12 billion at December 31, 2009, increasing 28% and 7% since December 31, 2008 and September 30, 2009, respectively.  Brokered deposits amounted to $27.9 million on December 31, 2009 and $75.4 million on December 31, 2008.

•                  Investment assets under management amounted to $433.0 million at December 31, 2009, compared to $439.7 million at December 31, 2008, a decrease of 2%.

•                  Total assets under management amounted to $1.79 billion at December 31, 2009, and $1.65 billion at December 31, 2008, and increase of 9%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 81 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months and year ended December 31, 2009 and 2008

(unaudited)	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(Dollars in thousands, except per share data)	2009	2008	2009	2008

Interest and dividend income:
Loans	$14,957	$14,233	$57,393	$57,387
Investment securities	1,094	1,595	4,853	6,022
Short-term investments	8	31	96	196
Total interest and dividend income	16,059	15,859	62,342	63,605

Interest expense:
Deposits	2,606	4,186	12,480	18,342
Borrowed funds	28	170	239	1,891
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	2,928	4,650	13,896	21,410

Net interest income	13,131	11,209	48,446	42,195

Provision for loan losses	1,740	465	4,846	2,505

Net interest income after provision for loan losses	11,391	10,744	43,600	39,690

Non-interest income:
Investment advisory fees	791	742	2,825	3,181
Deposit service fees	1,066	979	3,881	3,805
Income on bank-owned life insurance	164	156	630	620
Other than temporary impairment on investment securities	(15)	(3,702)	(797)	(3,702)
Net gains on sales of investment securities	516	38	1,487	305
Gains on sales of loans	86	33	612	133
Other income	579	435	1,634	1,749
Total non-interest income (loss)	3,187	(1,319)	10,272	6,091

Non-interest expense:
Salaries and employee benefits	6,179	5,506	24,418	22,454
Occupancy and equipment expenses	1,269	1,159	5,221	4,425
Technology and telecommunications expenses	829	733	3,133	2,878
Audit, legal and other professional fees	300	310	1,227	1,333
Advertising and public relations expenses	435	691	1,941	1,963
Deposit insurance premiums	441	183	2,161	720
Supplies and postage expenses	213	209	814	858
Investment advisory and custodial expenses	98	85	402	359
Other operating expenses	869	734	3,391	2,894
Total non-interest expense	10,633	9,610	42,708	37,884

Income (loss) before income taxes	3,945	(185)	11,164	7,897
Provision for (benefit from) income taxes	1,160	(214)	3,218	2,349

Net income	$2,785	$29	$7,946	$5,548

Basic earnings per share	$0.32	$0.004	$0.96	$0.70

Diluted earnings per share	$0.32	$0.004	$0.96	$0.69

Basic weighted average common shares outstanding	8,595,013	8,008,029	8,268,502	7,973,527

Diluted weighted average common shares outstanding	8,597,263	8,029,726	8,279,126	8,005,535

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	December 31,	December 31,
(Dollars in thousands)	2009	2008

Assets
Cash and cash equivalents:
Cash and due from banks	$25,851	$21,479
Short-term investments	6,759	3,797
Total cash and cash equivalents	32,610	25,276

Investment securities at fair value	139,109	159,373
Loans, less allowance for loan losses of $18,218 and $15,269 at December 31, 2009 and 2008, respectively	1,064,612	933,372
Premises and equipment	22,924	21,651
Accrued interest receivable	5,368	5,357
Deferred income taxes, net	10,345	9,349
Bank-owned life insurance	13,835	13,290
Prepaid income taxes	—	1,034
Prepaid expenses and other assets	9,466	5,910
Core deposit intangible, net of amortization	76	209
Goodwill	5,656	5,656

Total assets	$1,304,001	$1,180,477

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,144,948	$947,903
Borrowed funds	24,876	121,250
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	14,270	7,546
Income taxes payable	98	—
Accrued interest payable	1,320	1,849

Total liabilities	1,196,337	1,089,373

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,090,518 and, 8,025,239 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	91	80
Additional paid-in capital	40,453	29,698
Retained earnings	65,042	60,200
Accumulated other comprehensive income	2,078	1,126

Total stockholders’ equity	107,664	91,104

Total liabilities and stockholders’ equity	$1,304,001	$1,180,477

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the
	year	year
	ended	ended
	December 31,	December 31,
(Dollars in thousands, except per share data)	2009	2008
Balance Sheet Items:
Total assets	$1,304,001	$1,180,477
Loans serviced for others	53,659	28,341
Investment assets under management	433,043	439,711
Total assets under management	$1,790,703	$1,648,529

Book value per share	$11.84	$11.35
Dividends per common share	$0.38	$0.36
Total capital to risk weighted assets	11.08%	10.70%
Tier 1 capital to risk weighted assets	9.77%	9.45%
Tier 1 capital to average assets	8.62%	8.28%
Allowance for loan losses to total loans	1.68%	1.61%
Non-performing assets	$21,695	$8,585
Non-performing assets to total assets	1.66%	0.73%

Income Statement Items:
Return on average assets	0.64%	0.51%
Return on average stockholders’ equity	8.31%	6.26%
Net interest margin (tax equivalent)	4.28%	4.23%